Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact:       Frank C. Marchisello, Jr.
                         (336) 834-6834

Tanger Outlets Names Jack Africk as
Interim Non-Executive Chairman of the Board

Greensboro, NC, August 27, 2009.  Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today announced that Jack Africk, the Company’s Lead Independent Director, will become Interim Non-Executive Chairman of the Board.  The Company’s Board of Directors has appointed Mr. Africk to this role following the notification by Stanley K. Tanger of his retirement as an employee of the Company and resignation as Chairman of the Board, effective September 1, 2009.  Mr. Tanger will continue to serve as a member of the Company’s Board of Directors.

A member of the Company’s Board of Directors since the Company went public in 1993; Mr. Africk has served as the Chairman of the Company’s Audit Committee from 1993 to 2006, as well as Chairman of the Company’s Compensation Committee and Lead Director from 1993 to the present.

“As an industry pioneer and founder of the Company, Stanley Tanger has over 27 years of service at Tanger Outlets, including the past 15 years as a NYSE company. His in-depth knowledge of Tanger and the outlet industry, along with his bold, charismatic leadership style, allowed him to lead the Company to outstanding and consistent returns throughout his tenure.” stated  Jack Africk, “The Board of Directors and I as Interim Non-Executive Chairman plan to continue to build on Mr. Tanger’s successful and committed leadership as it moves forward.  The Board will continue to provide guidance to the Company’s management team and employees so that the Company can achieve its goals and best serve the interests of its shareholders.”

Mr. Africk is a veteran with more than 45 years of business experience.  Prior to his retirement from U.S.T. Inc., Mr. Africk served as vice chairman of UST (Parent Company) and president and chief executive officer of UST’s Wine and other subsidiaries.  He joined UST in 1979 as president of a new international division and drawing on previous experience, he spearheaded the company’s marketing efforts abroad.  In 1981, he was elected senior vice president of the company, and in 1984 executive vice president.  Mr. Africk was later named president and chief executive officer in 1987.

Prior to joining UST, Mr. Africk held executive positions with other companies including, president of RJ Reynolds-Puerto Rico and senior vice president of RJR-MacDonald, Inc., RJ Reynolds-subsidiary in Canada, executive vice president at Ligget & Myers and president and chief operating officer of North Atlantic Trading Company.  In June 1993, Mr. Africk formed the Evolution Consulting Group, Inc., a premier organization serving financial, organizational and marketing needs for many companies.  Mr. Africk currently serves as a director for Albertus Magnus College, North Atlantic Trading Company, Florida’s Police Foundation, Bruce Edwards & Associates, Evolution Partners, and Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns and operates 31 outlet centers in 21 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area.  Tanger also operates two outlet centers containing approximately 950,000 square feet.  For more information on Tanger Outlet Centers, visit the company’s web site at www.tangeroutlet.com.

3200 Northline Avenue, Suite 360 • Greensboro, NC  27408 • 336-292-3010 • FAX 336-297-0931